Exhibit 3.1

Amendment to the First Amended and Restated Bylaws of J. L. Halsey Corporation
Effective February 14, 2007

Section 3 of Article VI of the First Amended and Restated Bylaws shall be amended in its entirety to provide as follows:

Section 3.       President.  The President shall be the chief executive officer (unless the Board of Directors of the Corporation determines that the President shall not be the chief executive officer) and chief operating officer (unless the Board of Directors of the Corporation determines that the President shall not be the chief operating officer) of the Corporation.  He shall have general and active management of the business of the Corporation, and shall see that all orders and resolutions of the Board are carried into effect.  He shall ensure that the books, reports, statements, certificates and other records of the Corporation are kept, made or filed in accordance with the laws of the State of Delaware.  He may sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors, except in cases where the signing, execution or delivery thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or where any of them shall be required by law otherwise to be signed, executed or delivered.  He shall appoint and remove, employ and discharge, and fix the compensation of all servants, agents, employees and clerks of the Corporation other than the duly elected or appointed officers, subject to the approval of the Board of Directors.  At the request of the Chairman of the Board, or in the case of his inability to act, or if the office of Chairman of the Board shall be vacant, the President shall perform the duties of the Chairman of the Board, and when so acting, shall have all the powers of the Chairman of the Board.  He may sign, with the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certificates of stock of the Corporation.  In addition to the powers and duties expressly conferred upon him by the Bylaws, he shall, except as otherwise specifically provided by the laws of the State of Delaware, have such other powers and duties as shall from time to time be assigned to him by the Chairman of the Board or by the Board of Directors.